Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Kura Sushi USA, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-233437, 333-254541 and 333-255928) on Forms S-3 and S-8 of our report dated November 10, 2022, with respect to the financial statements of Kura Sushi USA, Inc.

/s/ KPMG LLP

Irvine, California

November 10, 2022